EXHIBIT (8)(f)(3)
     Instruction of Accession and Amendment No. 2 Participation Agreement (BlackRock)

INSTRUMENT OF ACCESSION AND AMENDMENT NO. 2 TO PARTICIPATION
AGREEMENT
BETWEEN FAM DISTRIBUTORS, INC. AND
ML LIFE INSURANCE COMPANY OF NEW YORK
     THIS INSTRUMENT AND AMENDMENT, effective the 13th day of October, 2006, by and among BlackRock Distributors, Inc., a Delaware corporation, and ML Life Insurance Company of New York, a New York life insurance company (the “Company”);
WITNESSETH:
      WHEREAS, FAM Distributors, Inc., and the Company heretofore entered into a Participation Agreement dated October 11, 2002 (the “Agreement”), with regard to separate accounts established for variable life insurance and/or variable annuity contracts offered by the Company;
      WHEREAS, FAM Distributors, Inc. and BlackRock Distributors, Inc., for purposes of the Agreement will act as co-underwriters (together, “the Underwriter”) to all the funds listed on Schedule B, except for the BlackRock Government Income Fund;
      WHEREAS, BlackRock Distributors, Inc. shall act as sole underwriter for the BlackRock Government Income Fund;
      WHEREAS, BlackRock Distributors, Inc. and the Company desire to amend Schedule B to the Agreement in accordance with the terms of the Agreement, as amended.
      NOW, THEREFORE, in consideration of the above premises, BlackRock Distributors. Inc. and the Company hereby agree:

1.	Agreement. BlackRock Distributors, Inc. agrees to be bound by the Agreement and to serve as an Underwriter in accordance with the terms of the Agreement for all funds listed on Schedule B hereto. This document as an instrument of accession shall take effect and shall become an integral part of, and BlackRock Distributors, Inc. shall become a party to and bound by, the Agreement immediately upon execution of this instrument.

2.	Amendment. Schedule B to this Agreement is amended in its entirety and is replaced by the Schedule B attached hereto. Amendment. Article X. Notices to this Agreement is amended as follows:

If to the Company:	Barry G. Skolnick, Esq. Senior Vice President and General Counsel ML Life Insurance Company of New York 1300 Merrill Lynch Drive Pennington, New Jersey 08534

If to the Underwriter:	Bruno Di Stefano Vice President BlackRock Distributors, Inc. 760 Moore Road Mail Stop F 4 F 760 2 B l King of Prussia, PA 19406
3. Effectiveness.This Amendment and the revised Schedule B of the Agreement shall be effective as the date hereof.
4. Continuation. Except as set forth above, the Agreement shall remain in full force and effective in accordance with its terms.
5. Counterparts.This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original,
     IN WITNESS WHEREOF, BlackRock Distributors, Inc. and the Company have caused the Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

BLACKROCK DISTRIBUTORS, INC.			ML LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ Bruno Di Stefano		By:	/s/ Kirsty Lieberman

	Name:	Bruno Di Stefano		Name:	Kirsty Lieberman
	Title:	Vice President		Title:	Vice President
Date:	10-17-06		Date:	10-17-06

Schedule B
List of Funds:
Class A Shares of the following Funds:
BlackRock Basic Value Fund, Inc.
BlackRock Bond Fund
BlackRock Fundamental Growth Fund, Inc.
BlackRock Global Allocation Fund, Inc.
Merrill Lynch Ready Assets Trust
BlackRock S&P 500 Index Fund
BlackRock Value Opportunities Fund, Inc.
BlackRock Government Income Fund*
BlackRock Short Term Bond Fund
BlackRock Global SmallCap Fund
BlackRock Large Cap Core Fund
BlackRock Large Cap Growth Fund
BlackRock Large Cap Value Fund
BlackRock International Index Fund
BlackRock Small Cap Index Fund
*     BlackRock Distributors, Inc. is the sole underwriter for this Fund. As of October l3, 2006